Wherify Wireless, Inc.
                 International Supply and Distribution Agreement


      This International Supply and Distribution Agreement ("Agreement") is entered into this 12th day of August, 2005 ("Effective Date") by and between American Network Computadores, a Brazilian company, having its registered office at Rua Euclides Pacheco, 777 - Tatuape - Sao Paulo - SP, ("Company") and Wherify Wireless, Inc., a California corporation, having its place of business at 2000 Bridge Parkway, Suite 201, Redwood Shores, California 94065 ("Wherify").

      Whereas, Wherify designs, manufactures and sells GPS enabled communication devices for use with wireless telephone networks ("Products" as more fully defined herein);

      Whereas, Wherify desires to provide for the promotion, marketing, distribution and sale of the Products in various territories throughout the world;

      Whereas, Company desires to engage in the promotion, marketing, distribution and sale of the Products in the Territory (as defined below) and represents that it has the expertise and other qualifications necessary to do so within the Territory; and

      Whereas, Wherify desires to appoint Company to undertake such activities and Company desires to accept such appointment and to undertake such activities, in each case in the Territory and in accordance with the terms and conditions of this Agreement.

      Now, therefore, in consideration of the mutual covenants, undertakings and consideration, the receipt and sufficiency of which is hereby acknowledged by the parties, the parties agree as follows.

      1. DEFINITIONS

      Except as defined elsewhere in this Agreement, all initially capitalized terms shall have the meanings set forth in Exhibit 1 attached hereto.

      2. APPOINTMENT; AUTHORITY AND OBLIGATIONS OF COMPANY

            2.1 Appointment. Subject to the terms and conditions of this Agreement, Wherify hereby appoints Company as Wherify's non-exclusive, authorized distributor in the Territory to promote, market, distribute and sell the Products in the Territory, and Company accepts such appointment. Products distributed under this Agreement shall be distributed only by the Company directly to end users or by Sub-Distributors appointed in accordance with
Section 2.4 below directly to end users.

            2.2 Territory. For the purposes of this Agreement "Territory" shall mean Brazil. Company shall aggressively market and promote the Products to realize the maximum sales potential for the Products in the Territory. Company shall not promote, market, distribute, sell or otherwise dispose of, directly or indirectly, any of the Products outside the Territory or establish a repair or maintenance facility outside the Territory without the prior written consent of Wherify. Additionally, the Company shall not sell or otherwise distribute any Product to any third party, including affiliates, if any Products sold to such third party have been marketed, resold, or otherwise distributed outside the Territory, whether through a repair or maintenance facility or otherwise.

            2.3 Conflict of Interest. Company warrants to Wherify that the Company does not currently represent, market, promote, or distribute any Substantially Similar Products. During the Term, the Company shall notify Wherify in writing at least 60 days in advance of Company doing so. Upon receipt of such notice, or if Wherify otherwise becomes aware that Company is representing, marketing, promoting, or distributing a Substantially Similar Product, unless Wherify has provided its prior written consent for the marketing, promotion and distribution of the Substantially Similar Product, Wherify may, in its sole discretion and without any liability, terminate this Agreement. Any Substantially Similar Products marketed, promoted or distributed by a Sub-Distributor shall be considered under this Agreement to be Substantially Similar Products marketed, promoted and distributed by the Company; accordingly, the Company shall obtain Wherify's consent in accordance with this Section 2.3 before appointing such a Sub-Distributor. If a Sub-Distributor markets, promotes or distributes without the Company's knowledge a Substantially Similar Product to which Wherify has not consented, Wherify agrees that it will not terminate this Agreement as a result thereof if the Company notifies Wherify in writing of such circumstance as soon as the Company becomes aware of it and either: (i) the Sub-Distributor ceases all marketing, promotion and distribution of Products and disclaims any and all rights with respect to the Products, including any right to market, promote and distribute the Products, within 30 days after the earlier of Wherify or the Company becoming aware of the marketing, promotion or distribution of the Substantially Similar Product by the Sub-Distributor; or (ii) Wherify consents in writing to continued distribution through the Sub-Distributor.

            2.4 Sub-Distributors. During the Term, Company may, only with the prior written consent of Wherify, appoint one or more Sub-Distributors to promote, market, distribute and sell the Products directly to end-user customers in the Territory. Each Sub-Distributor approved by Wherify shall have entered into a written agreement with Company which contains terms and conditions which are no less protective of Wherify, and its Products and intellectual property, than the terms and conditions in and required by this Agreement. Without limiting the foregoing, if a Sub-Distributor is used, the Company shall require the Sub-Distributor to perform the Company's responsibilities under this Agreement for the benefit of Wherify in the same manner as is required of the Company, including without limitation under Sections 2.2, 2.3, 2.5, 8, 9, 10 and
11. Company shall be responsible to Wherify under this Agreement for the actions and inactions of each Sub-Distributor, however, as if performed by the Company, including any failures to meet the indemnification obligations under Section 6.2, and shall be directly liable to Wherify for any breaches of this Agreement resulting from any Sub-Distributor's acts or omissions. Company shall notify Wherify in writing of each proposed Sub-Distributor, which notice shall include the proposed Sub-Distributor's name, address and corporate overview and shall identify all Substantially Similar Products marketed, promoted or distributed by the Sub-Distributor, if any. Upon receipt of such notice Wherify shall use reasonable efforts to respond to each such notice within 15 days of receipt thereof, provided that Wherify's failure to respond shall be deemed Wherify's rejection of such proposed Sub-Distributor.


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

            2.5 Additional Obligations of Vendor.

                  (a) Localization. Company shall, at its own cost, be responsible for all localization of the Documentation and Packaging, including without limitation by (i) arranging for a complete and accurate translation of such Packaging and Documentation in the local language(s) of the Territory through a reputable translation company that is reasonably acceptable to Wherify; (ii) ensuring that the Documentation and Packaging conform to all legal and regulatory requirements, including without limitation by displaying any notices or other terms and conditions, required in the Territory; and (iii) taking such other actions as may be necessary or desirable for the localization of the Packaging and Documentation. In addition, the Company shall provide reasonable assistance upon request from Wherify with respect to the localization of the Products. Without limiting the foregoing, the Packaging and Documentation shall contain all intellectual property notices requested by Wherify and shall otherwise be consistent with Wherify's reasonable requests. Company shall deliver the proposed localized Documentation and Packaging to Wherify in electronic format within 30 days after Wherify's initial request. Upon Wherify's receipt thereof, Wherify shall have a period of 30 days to notify Company in writing of its acceptance or rejection of the localized Documentation and Packaging. In the event of a rejection, Wherify will specify in its notice of rejection in reasonable detail Wherify's issues and concerns and any other changes that Wherify wishes to suggest. Upon receipt thereof, Company shall have a period of 10 days to revise and resubmit the localized Packaging and Documentation to Wherify for review. The preceding process will be repeated until Wherify accepts the localized Packaging and Documentation. In the event of such acceptance by Wherify, Wherify will instruct its relevant third party manufacturer to use such materials for the final packaging and shipping of the Products to Company hereunder. During the Term, Wherify may deliver any modifications to the Packaging or Documentation to Company for localization and Wherify's acceptance in accordance with the process above. In connection with the foregoing, Wherify hereby grants Company, under Wherify's copyright rights embodied in the Packaging and Documentation provided by Wherify, a non-exclusive, non-sublicensable, non-transferable (except as set forth in Section 12.6) right and license to create the localized Packaging and Documentation in accordance with this Section 2.5(a) and to use, copy and distribute (which distribution may be done indirectly through Sub-Distributors) such localized Documentation and Packaging in the exercise and performance of Company's rights and obligations under Sections 2.1 and 2.2, in the promotion, marketing, distribution and sale of the Products. Company hereby assigns and shall assign to Wherify all right, title and interest in and to all copyright and other intellectual property rights, and all goodwill associated therewith, embodied in the localized Packaging and Documentation, provided that any "moral" or similar artistic rights embodied within such localizations that the Company is by law prohibited from assigning to Wherify are specifically excluded from such assignment obligation. Company hereby irrevocably agrees that it will not directly or indirectly assert or enforce such non-assignable rights in any manner, whether before or after termination or expiration of this Agreement, including against Wherify, or any third party who is provided a copy of any localized Documentation or Packaging. Additionally, the Company shall ensure that all authors of the localized Documentation and Packaging have agreed in writing to provisions that ensure that the foregoing assignment of rights to Wherify is effective and that prohibit such authors from enforcing or asserting such non-assignable rights in any manner, whether before or after termination of such agreements or this Agreement. Company shall make Wherify a third party beneficiary of, with the power to enforce, such agreements with authors. No Documentation or Packaging, or derivative of any Documentation or Packaging, shall be reproduced, distributed, transmitted, publicly displayed, publicly performed, or used, and no derivative (including translations) shall be created, except in accordance with this Section 2.5(a).


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

                  (b) Sales Force. The Company shall maintain, as necessary in connection with its obligations hereunder, a sales force that is reasonably trained and informed regarding the operation, functionality, and features of the Products and of any associated services.

                  (c) Inventory. The Company shall purchase and maintain an inventory of Products in quantity sufficient to efficiently and promptly meet the needs of the market in the Territory.

                  (d) Customer Support.

                        (i) The Company agrees to cooperate fully with Wherify in connection with customer support in the Territory, as reasonably requested by Wherify, including without limitation in connection with warranty and other services and providing Wherify with information concerning warranty returns and other customer issues. Without the need for request by Wherify, the Company shall inform Wherify promptly of all significant issues that arise with respect to any Product or associated services. The Company shall be solely responsible for all representations and warranties made with respect to any Product, or associated services, that are beyond the representations and warranties authorized by Wherify in writing.

                        (ii) The Company, and not Wherify, shall provide "Tier 1" support to end users in language(s) appropriate for the Territory. Such support shall include: receipt of and response to calls, inquiries, and other communications concerning Products; problem and question intake; activation and use assistance; explaining operation and use of the Products to customers; initial problem identification; reproducing hardware and software errors prior to return of Product to Wherify; referring problems to Wherify for analysis where appropriate or requested by Wherify; distributing corrections, bug fixes, patches, updates, and upgrades; making updated and upgraded Documentation available to end user customers; distributing repaired and replacement Products; obtaining Products from customers in the event of a recall; otherwise interfacing and dealing with customers; and taking any other actions reasonably requested by Wherify that are appropriate to resolve end user or Product issues and problems, or to enable Wherify to do so. The Company shall not repair, or attempt to repair, any Product. Rather, all repairs shall be performed solely by Wherify or Wherify's authorized service center.

                        (iii) No Product shall be returned to Wherify, other than Product returned by the Company directly to Wherify in accordance with the return procedures in this Agreement. The Company will provide to Wherify, with each problem that it reports to Wherify, the customer's name and contact information, a description of the problem in reasonable detail, and, as requested by Wherify, any other information reasonably concerning the customer, the problem or concern.

                  (e) Costs and Expenses. Except as otherwise expressly provided herein, the Company shall solely bear all costs and expenses of performing its obligations hereunder. Wherify shall not be liable for any costs or expenses incurred without its prior written agreement to bear the applicable costs or expenses.


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

                  (f) Records; Reporting; Audit. The Company shall keep Wherify informed, as reasonably requested by Wherify, concerning the efforts and activities of the Company in marketing, promoting and selling Products in the Territory. Without limiting the foregoing, the Company shall maintain records of warranty returns and other issues with the Products, and any associated services, of which the Company is aware and provide Wherify with a copy of such records upon request. The Company shall maintain a record of the parties to which all Products have been shipped by Company. Wherify shall have the right, at its own expense, to inspect and audit (or direct an independent certified public accounting firm to inspect and audit) such books and records of the Company; provided, however, that: (i) Wherify shall provide the Company with reasonable notice prior to such audit; (ii) any such inspection and audit shall be conducted during regular business hours in such a manner as not to interfere with normal business activities; and (iii) in no event shall audits be made more frequently than once every six months. The right to audit will extend for one year following the termination of this Agreement. The Company and its personnel will cooperate in good faith in connection with any audit pursuant to this paragraph.

            2.6 Product Changes. Wherify reserves the right from time to time in its sole discretion, without incurring any liability to the Company with respect to any previously placed or accepted purchase order, to discontinue or to limit its production of any Product; to allocate, terminate or limit deliveries of any Product in time of shortage; to alter the design and construction of any Product; to add new and additional products to the Products; and upon reasonable notice to the Company, to change its sales and distribution policies, not inconsistent with the terms of this Agreement.

            2.7 Reservation of Rights. Company's rights under this Agreement are limited to the authorization to resell Products that have been purchased by the Company directly from Wherify. The Company shall not make or have made any Product. No title or ownership of any intellectual property rights is transferred to the Company. ALL RIGHTS NOT EXPRESSLY GRANTED HEREUNDER ARE RESERVED TO WHERIFY. Nothing shall prohibit Wherify from marketing, promoting, selling, and distributing any products, components, and services in the Territory and nothing shall prevent Wherify from authorizing others to perform such activities.

      3. FORECASTS; ORDERS; PRICE; PAYMENT

            3.1 Terms and Conditions. All purchases of Products by Company from Wherify shall be subject to the terms and conditions of this Agreement only. Company's purchase orders submitted from time to time by Company under this Agreement shall be governed exclusively by the terms and conditions of this Agreement and no pre-printed or other terms appearing in any such purchase order or other document issued by Company shall in any way, amend, modify or supplement this Agreement. All additional and different terms in any such purchase order or other document are hereby expressly rejected and excluded and shall have no effect, notwithstanding anything to the contrary in such additional and/or different terms and conditions and notwithstanding the acceptance of any purchase order by Wherify. Purchase orders shall be issued only by the Company and not any Sub-Distributor.

            3.2 Purchase of Products and Software. The sale of each Product to Company hereunder and the transfer of title for each purchased Product to Company shall not be considered a sale of or transfer of title to any software, firmware or other microcode (collectively "Software") included with or embedded in the hardware comprising such Product, but instead shall be deemed to be only a license for Company to distribute such Software to customers as part of the Product, as such Software has been installed by Wherify on the Product. Wherify and its suppliers shall retain exclusive title to the Software. Company and its Sub-Distributors shall distribute Software only as installed by Wherify on Products purchased from Wherify and only in accordance with this Agreement, and the respective end user customers of Company and its Sub-Distributors may use the Software only as so installed on the Products in the ordinary course of the end user customer's use of such Products for their intended use in accordance with the terms of use governing such Software as included in the Documentation, other materials supplied with the Products, including the end user terms that the customer executes in connection with any location or other services purchased with the Products. Nothing in this Agreement shall be construed, by implication, estoppel or otherwise, as granting any right to any source code of the Software, and except to the extent such restrictions are prohibited by applicable law or are authorized by Wherify as described in this Section 3.2 above, no Software, or any derivative of any Software, and no trade secrets embodied therein, shall be reproduced, distributed, transmitted, publicly displayed, publicly performed, altered, disassembled, de-compiled, interrogated, translated, or used, and no derivative (including translations) shall be created.

            3.3 Forecast. Commencing on the Effective Date hereof and during the Term, Company will provide Wherify, on a calendar weekly basis, with a rolling, 26 calendar week written forecast (the "Forecast") stating projected quantities of, and requested delivery dates for, any Products, taking into account the applicable Lead Time for each Product. The Products requested for delivery in the first 12 weeks of each such Forecast shall be deemed Company's firm and binding commitment to purchase the quantity of Products for such period, and no Forecast changes shall be made with respect to any calendar week that is in the first 12 weeks of any Forecast. Commencing on the Effective Date and every four calendar weeks thereafter, Company shall accompany each Forecast with a written purchase order requesting delivery in each calendar week of the first four weeks of the then relevant Forecast of the quantities of Products, which shall in no event be less than the quantities set forth for such calendar week when it was the twelfth week of a Forecast. The period in each Forecast beyond the first 12 weeks shall be used by Wherify and its third party manufacturer to plan for materials and capacity.

            3.4 Purchase Order Acceptance. Purchase orders will normally be accepted by Wherify, provided however that Wherify may reject any purchase order: (a) that is an amended order in accordance with Section 4.2 below because the purchase order is outside of the "flexibility table" in Section 4.2; or (b) if the purchase order represents a significant deviation from the Forecast for the same calendar week when the calendar week was the twelfth week of a Forecast provided in accordance with Section 3.3, unless such deviation is within the parameters of the "flexibility table" in Section 4.2. Wherify shall notify Company of rejection of any purchase order within five business days of receipt of such purchase order.

            3.5 Purchase Price; Changes; Taxes.

                  (a) The initial purchase price for the Products ("Prices") are set forth in Appendix B attached hereto. Wherify may revise the Price for any Product upon 90 days written notice to the Company.

                  (b) The Prices do not include any foreign, federal, state or local sales, use or other taxes, VAT, and similar transfer taxes, any duties, or similar charges, however designated, levied, or based upon the sale, licensing, delivery, transfer, importation, exportation, or use of the Products. Company shall pay, or reimburse Wherify for, all such taxes and charges imposed on Company or Wherify, provided, however, that Company shall not be liable for any taxes based on Wherify's net income. When Wherify has the legal obligation to collect such taxes and charges, the appropriate amount shall be added to Company's invoice and paid by Company to Wherify unless Company provides Wherify with a valid tax exemption certificate authorized by the appropriate taxing authority. Company shall promptly notify Wherify of any amendment or revocation of such certificate and will indemnify and hold Wherify harmless from and against any and all taxes and other monies resulting from the failure to hold a certificate recognized as valid by the appropriate tax authority or from the failure to pay such taxes, duties, or charges.

            3.6 Payment. All payments made hereunder shall be in U.S. Dollars, and unless otherwise specified herein, shall be paid by Company by wire transfer to an account designated by Wherify no later 30 days after the date of the invoice. If Company makes a late payment, Company agrees to pay 1.5% monthly interest on all payments after the due date, or the maximum rate permitted under applicable law, whichever is less. Furthermore, if Company is late with payments, or Wherify has reasonable cause to believe Company may not be able to pay when due, or in Wherify's reasonable opinion, the financial condition of Company, or other grounds for insecurity, warrant such action, Wherify may, in addition to any other rights and remedies available under applicable law or this Agreement, (a) suspend performance under this Agreement until assurances of payment satisfactory to Wherify is received or payment is received; (b) demand prepayment for purchase orders; (c) delay shipments of Products or (d) act against Company's Letter of Credit (as defined below). Company agrees to provide all financial information reasonably required by Wherify from time to time in order to make a proper assessment of the creditworthiness of Company.

            3.7 Letter of Credit. At least 120 days prior to the first date of shipment of Products hereunder, Company shall have opened an irrevocable and confirmed revolving letter of credit through a prime bank acceptable to Wherify, in favor of Wherify ("Letter of Credit"). Such Letter of Credit shall be maintained by Company in an amount that is no less than the total aggregate amount of the purchase prices, taxes, and other associated charges for Products set forth in the first 12 weeks of the most recent Forecast made in accordance with this Agreement. The Letter of Credit set forth above shall provide that payment shall be made, on terms acceptable to Wherify, upon presentation of the following documents at least 40 days after the date of the applicable invoice issued by Wherify: the bills of lading made out to the order of Company or Wherify, a commercial invoice duly issued by Wherify, and a packing list issued by Wherify for the Products against which Wherify seeks payment. The Letter of Credit shall authorize presentation of such documents by Wherify, and payment to Wherify, for at least 120 days after the date of the bill of lading with respect to the Products.


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

            3.8 Security Interest. To the extent enforceable under applicable law, until full receipt of payment of the Price and all other charges payable in connection with each shipment of each Product by Wherify to Company, Wherify hereby retains title to such Product and Company hereby grants to Wherify a purchase money security interest in such Product and the proceeds therefrom. Company agrees to promptly execute all documents reasonably requested by Wherify to evidence, record, perfect, maintain and protect such security interest and retention of title. Company hereby irrevocably designates and appoints Wherify and its duly authorized officers and agents as Company's attorneys-in-fact, for the sole purpose of executing and filing such documents and to do all other lawfully permitted acts for such purpose if Company fails to take such action within a reasonable period. Such appointment shall be a power coupled with an interest and shall be irrevocable.

      4. SHIPMENTS, SCHEDULE CHANGE, MINIMUM VOLUMES

            4.1 Shipments. All Products delivered pursuant to the terms of this Agreement shall be suitably packed for shipment in accordance with Wherify's standard packaging and marked for shipment to Company's destination specified in the applicable purchase order. Shipments will be made EXW (Ex works, Incoterms
2000) Wherify's third party manufacturer's facility. Company shall be responsible for designating a carrier. Upon making the Product available to the designated carrier, risk of loss with respect to the Products shall pass to Company. Company shall pay all freight, insurance, export, and other shipping expenses, as well as any special expenses for packing provided to the carrier, directly to its designated carrier or the applicable government or regulatory authority, as applicable. In the event Company fails to designate a carrier with respect to any shipment pursuant to an accepted purchase order, Wherify shall deliver the relevant Products to its designated carrier of choice. All freight, insurance, export and other shipping expenses, duties, and the like paid Wherify, as well as any special packing expenses not included in the Price for the Products, will be invoiced to and paid for by Company.

            4.2 Quantity Increases and Shipment Schedule Changes.

                  (a) For any accepted purchase order, Company may (i) increase the quantity of Products or (ii) reschedule the quantity of Products and their shipment date as provided in the "flexibility table" below:

             Maximum Allowable Variance From Accepted Purchase Order
                           Quantities/Shipment Dates

       # of days before      Allowable       Maximum         Maximum
         Shipment Date        Quantity      Reschedule     Reschedule
       on purchase order     Increases       Quantity        Period
             0-14                0%             0%              0
             15-30               0%             0%              0
             31-60               0%             0%              0
             61-90              20%            10%             30
            91-120              30%            25%             60
            121-180             100%           100%            N/A


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

      Decreases in quantity are permitted at the Company's discretion, with respect to purchase orders that are more than 120 days from the shipment date. Any increases or reschedules with respect to such purchase orders within 120 days of the delivery date requested in the order will be subject to the purchase requirements set forth in the "flexibility table" subsection (a) above. Subject to the terms above, Company shall be entitled to increase and/or reschedule Products in each order only one time.

                  (b) Wherify will use reasonable commercial efforts to meet any quantity increases, subject to availability of such Products. All reschedules or quantity increases or decreases outside of the table in subsection (a) above require Wherify's prior written consent ("Excess Orders"). To the extent Wherify accepts any Excess Orders, Company shall, in addition to the amounts payable for the Products, be invoiced for and shall pay any extra costs incurred by Wherify in meeting such Excess Orders, in addition to the amounts invoiced in accordance with Section 3.5.

            4.3 Minimum Volume Commitments. Company agrees to purchase the following minimum volume of Products during the calendar years set forth below. For purposes of this Section 4.3, the time of purchase shall be considered to be the time at which Wherify receives payment.

                  Month 1-12:      100,000 Product units
                  2006:            000,000 Product units (TBD)
                  2007:            000,000 Product units (TBD)

      If Company does not purchase the minimum volumes set forth above, it shall be deemed a material breach of this Agreement. Because the Products have been priced using a manufacturing cost that assumes a minimum volume of Product production, if Company fails to meet the annual projected volume of Product, any materials discounts that are lost, and any additional amounts paid by Wherify, as a result will be invoiced to the Company. Nothing in this Section 4.3 is intended to limit Wherify's remedies.

            4.4 Cancellation of Orders and Company Responsibility for Inventory.

                  (a) Other than as expressly set forth herein, Company may not cancel all or any portion of an accepted purchase order, or any purchase order that Company is required to place under Section 3.3, without Wherify's prior written approval. Absent such approval, Company shall be invoiced for and pay to Wherify the amount for any such order of Products in accordance with the terms and conditions of this Agreement. In the event Wherify accepts any cancellation of Products, Company shall be invoiced and pay a reasonable monthly carrying charge for any Inventory or Special Inventory procured to support the original delivery schedule, which carrying charge shall accrue on the first day of Wherify's acceptance of the relevant purchase order cancellation. In addition, if Wherify notifies Company that such Inventory and/or Special Inventory has remained in storage for more than 60 days from such cancellation, then Company agrees to purchase from such Inventory and/or Special Inventory by paying the Affected Inventory Costs within 30 days of Wherify's invoice therefor. In addition, Wherify will calculate the cost or gain of unwinding any currency hedging contracts entered into by Wherify or its third party manufacturer to support the cancelled purchase order(s). Should the unwinding result in a loss, Company shall promptly pay, but in no event more than five business days after receipt of Wherify's invoice therefor, the amount of any such loss to Wherify or its third party manufacturer. Should the unwinding result in a gain to Wherify or its third party manufacturer, such gain shall be creditable by Company against amounts otherwise owed to Wherify under this Agreement.


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

                  (b) Except for variations that are permitted pursuant to 4.2(a), any change to the amount of Products in any subsequently delivered Forecast for any of the first 12 weeks covered by a previous Forecast shall be deemed a cancellation of such Products and Company will be responsible for any Special Inventory purchased or ordered by Wherify's suppliers to support the previously forecasted amount of Products.

                  (c) For purposes of calculating the amount of Inventory and Special Inventory, the "Lead Time" shall be calculated as the Lead Time at the time of (i) procurement of the Inventory and Special Inventory; or (ii) cancellation of the purchase order, whichever is longer.

            4.5 Inspection and Acceptance. Prior to delivery of the Products, Wherify will perform its standard test procedures or programs that are applicable to the Products. If Company desires to inspect the Products during the final test procedures performed by Wherify in relation to any shipment, Company shall request such inspection in writing and shall be responsible for any charges that may be associated with such inspections. Notwithstanding the inspection by Company during the final test procedures, Company reserves the right to inspect the Products after the arrival thereof at Company's facility. If any of the Products delivered fail to comply with the limited warranty in
Section 8.1, or the shipment is not in material conformity with the corresponding order (other than with respect to the delivery date, but including with respect to any deficiencies in the number of Product received), or any charges are not correct, the Company shall give Wherify written notice thereof within five business days of receipt of such Products by Company, specifying the shipment, the purchase order number, and the exact nature of the discrepancy between the order and the shipment, or the exact nature of the discrepancy in the shipping or other charges, as applicable. All Products shall be deemed accepted by Company, and all shipments, and all shipping and other charges, shall be deemed correct, except to the extent that the Company so notifies Wherify within such five business day period with respect to the shipment of Products. Wherify will arrange for the repair or replacement of defective Products and supplementation in the event of a deficiency in the quantity of Products. Any and all the freight, duties, charges and other costs and expenses incurred for such replacement and/or supplement shall be solely borne and paid by Wherify; provided that in the event Products are returned to Wherify and Wherify's analysis does not show that the Products did in fact fail to comply with the limited warranty in Section 8.1, Wherify may, at its sole discretion
(i) deem Company's rejection as a cancellation under Section 4.4 or (ii) return the relevant Products to Company; provided further that, in each case, Company shall bear and/or reimburse Wherify for any and all the freight, duties, charges and other costs and expenses incurred in connection with the shipments to and from Wherify. Products shall be returned to Wherify solely in accordance with
Section 8.3 below. The Company's sole remedy, and Wherify's exclusive liability, for any non-conformance shall be as set forth in Section 8. The Company's sole remedy, and Wherify's exclusive liability, for any shortfall in or failure to ship Product shall be that Wherify shall use reasonable commercial efforts to ship the applicable Product and, if Wherify fails to do so, Wherify will provide a refund of the purchase Price if the purchase Price has been paid by the Company to Wherify.

      5. CONFIDENTIALITY

            5.1 Confidentiality. "Confidential Information" means any information disclosed by either party to the other party during the Term, either directly or indirectly, in writing, orally or by inspection of tangible objects, which is designated as "Confidential," "Proprietary" or some similar designation. All of the terms of this Agreement shall be deemed Confidential Information. Information communicated orally will be considered Confidential Information if such information is designated as being Confidential Information at the time of disclosure and such information is summarize in a writing designated as "Confidential," "Proprietary" or some similar designation within 30 days of its initial disclosure. Notwithstanding the foregoing, the terms of this Section 5.1 shall also pertain to tangible manifestations of information not so marked and to information disclosed in an intangible form if the discloser informs the recipient of the confidential nature of such information or if the recipient otherwise knows or should reasonably be expected to know of its confidential nature. Confidential Information will not, however, include any information which (a) was publicly known or made generally available in the public domain prior to the time of disclosure by the disclosing party; (b) becomes publicly known or made generally available after disclosure by the disclosing party to the receiving party through no action or inaction of the receiving party; (c) was in the possession of the receiving party at the time of disclosure by the disclosing party, not in violation of any obligation of confidentiality; (d) is independently developed by the receiving party without use of or reference to the disclosing party's Confidential Information as documented by the receiving party's files; or (e) is otherwise received by the receiving party not in violation of an obligation of confidentiality from a source other than directly or indirectly from the disclosing party.

            5.2 Non-Use and Non-Disclosure. The receiving party agrees (i) not to disclose any Confidential Information of the disclosing party to any third parties (except to its employees or agents on a "need-to-know" basis and only if such employees and agents are bound by confidentiality obligations no less strict than those set forth in this Section 5, and except as otherwise permitted below); (ii) not to use any such Confidential Information for any purposes except to exercise its rights and carry out its responsibilities under this Agreement, (iii) not to display, copy, disclose, transmit, reverse engineer, disassemble, decompile, translate, modify, or create derivative works from all or any part of Confidential Information except to exercise its rights and carry out its responsibilities under this Agreement, and (iv) to keep the Confidential Information of the disclosing party confidential using the same degree of care the receiving party uses to protect its own Confidential Information, as long as the receiving party uses at least reasonable care.

            5.3 Exceptions.

                  (a) If either party receives a subpoena or other validly issued judicial process requesting, or is otherwise required by a government agency (such as the SEC) to disclose, Confidential Information of the other party, then the receiving party shall, to the extent permitted, promptly notify the disclosing party of such requirement and shall reasonably cooperate to seek confidential treatment or to obtain an appropriate protective order to preserve the confidentiality of the Confidential Information prior to disclosure. Each party will use commercially reasonable efforts to give the other party at least 10 days' prior notice of its intent to file this Agreement with the SEC or other similar regulatory agency and will use commercially reasonable efforts to consult with the other party for the purpose of incorporating reasonably proposed redactions (i.e., such proposed redactions to comply with laws, rules and regulations interpreting securities and other applicable laws). All obligations under this Section 5 shall survive for five years after the expiration or earlier termination of this Agreement.

                  (b) Company and Wherify may disclose the terms and conditions of this Agreement (i) in confidence, in connection with the requirements of an initial public offering or securities filing or as otherwise required to comply with disclosure requirements for publicly traded companies; (ii) in confidence, to accountants, banks, investors (actual and potential), shareholders, business partners (actual or potential, provided such partners are not actual, or reasonably likely to become, potential competitors of Wherify, as the case may
be) and other financing sources and their advisors or in connection with any merger or acquisition; and (iii) in confidence, in connection with the enforcement of this Agreement or rights under this Agreement. Notwithstanding anything herein to the contrary, Company and Wherify (and each employee, representative, or other agent of such party) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transaction and all materials of any kind (including opinions and other tax analyses) that are provided by a party relating to such tax treatment and tax structure.

            5.4 Return of Information; Survival. Upon termination of this Agreement, each party shall return or destroy and certify the destruction of, any other party's Confidential Information (including all copies thereof) in its possession or control retaining only sufficient material to fulfill remaining orders and to service and support purchased Products. This Section 5.4 shall survive for a period from the time of disclosure until the later to occur of the date (i) five years after the date of the last purchase of Product under this Agreement, or (ii) of the expiration or termination of this Agreement.

            5.5 Equitable Relief. If a party breaches any of its obligations with respect to confidentiality, or if such a breach is likely to occur, the relevant disclosing party shall be entitled to equitable relief, including specific performance or an injunction, in addition to any other rights or remedies, including money damages, as provided by law, without the obligation of posting any bond or other form of security or deposit against adverse judgment.

      6. INDEMNIFICATION

            6.1 Indemnification by Wherify. Subject to the terms and conditions of this Agreement, including Section 6.3 below, Wherify, at its expense, will defend, or at its option settle, any third party claim brought against Company, Sub-Distributors and their respective customers (other than by any affiliate of Company, or Sub-Distributors, or their respective customers) alleging that the Products, as supplied by Wherify to Company and when used as provided and authorized by Wherify pursuant to this Agreement, infringe any United States patent, copyright or trade secret of such third party. Wherify will pay any final judgment awarded against Company, or settlement entered into by Wherify, based on such claim. Notwithstanding the foregoing, Wherify shall have no liability if the alleged claim is attributable to: (a) compliance by Wherify with Company's specifications or instructions; (b) modification of the Product, or any portion thereof, other than by Wherify or its authorized agents; (c) use or operation of Product, or any portion thereof, other than in accordance with the applicable Documentation; (d) the combination of the Products, or any portion thereof with software, hardware (including any SIM card), services or other items not supplied or performed by Wherify for use with the Products; (e) any trade name, logo or trademark infringements involving any marking or branding not applied by Wherify or involving any marking or branding applied at the request of Company; or (f) any infringement occurring after Wherify has notified Company of the infringement or potential infringement.

            6.2 Indemnification by Company. Subject to the terms and conditions of this Agreement, including Section 6.3, and except to the extent that Wherify is obligated to indemnify Company under Section 6.1 above, Company, at its expense, will defend, or at its option settle, any third party claim brought against Wherify, its directors, officers, employees, affiliates and customers that arises out of or in connection with the acts or omissions of Company, Sub-Distributors, or their respective customers. Company will pay any final judgment awarded against Wherify, or settlement entered into by Company, based on such claim.

            6.3 Procedure. Any party seeking indemnification ("Indemnified Party") from the other party ("Indemnifying Party") under this Section 6 shall provide the Indemnifying Party with: (a) prompt written notice of any claim for which the Indemnified Party seeks indemnification under this Section 6; (b) sole control of the defense and any settlement of any such claim; and (c) reasonable cooperation and assistance in connection with the defense or settlement of any such claim; provided that the Indemnifying Party pays for reasonable out-of-pocket expenses incurred by the Indemnified Party in connection with such cooperation and assistance.

            6.4 Wherify's Options. In the event of an infringement action where Wherify is the Indemnifying Party with respect to the Products, or any portion thereof, or in the event Wherify believes such a claim is likely, Wherify shall be entitled, at its option but without obligation, to (a) procure for Company and customers the right under such patent, copyright, trademark, design or trade secret to distribute, sell or use, as appropriate, the Product or such part thereof that is the subject of the relevant claim; (b) require the return of Product, and provide a replacement for the Product, or part thereof, with other products or such part thereof that is the subject of the relevant claim or provide a refund, less a reasonable use fee based upon straight line depreciation over a [three (3) year] useful life; (c) modify the Product or such part thereof that is the subject of the relevant claim; and/or (d) terminate this Agreement.

            6.5 SOLE REMEDY. THE FOREGOING PROVISIONS OF THIS SECTION 6 STATE THE ENTIRE LIABILITY AND OBLIGATION OF WHERIFY AND THE EXCLUSIVE REMEDY OF COMPANY, DISTRIBUTORS, AGENTS, EMPLOYEES, AND ITS CUSTOMERS WITH RESPECT TO ANY ALLEGED INFRINGEMENT OF COPYRIGHTS, TRADEMARKS, DESIGNS, TRADE SECRETS, PATENTS OR OTHER INTELLECTUAL PROPERTY RIGHTS BY THE WHERIFY PRODUCTS.

      7. COMPLIANCE WITH LAW

            7.1 Products. Wherify will be responsible for conformance by the Products with all applicable laws, rules and regulations with respect to wireless or communication Products in the Territory. All rights of the Company, and obligations of Wherify, are subject to compliance with such laws, rules, and regulations.

            7.2 Export Controls. Company agrees to comply with all applicable export control laws and regulations, including the Export Administration Regulations ("EAR") maintained by the United States Department of Commerce. Company covenants that it shall not, directly or indirectly, sell, export, re-export, transfer, divert, or otherwise dispose of any Product, Software, Documentation (including any Translation thereof) or other technology (including products derived from or based on such technology) received from Wherify under this Agreement to any country (or national thereof) subject to antiterrorism controls or U.S. embargo, or to any other person, entity, or destination prohibited by the laws or regulations of the United States, without obtaining prior authorization from the competent government authorities as required by those laws and regulations. Company agrees to indemnify Wherify from and against any fines or penalties that may arise as a result of Company's breach of this provision.

            7.3 Foreign Corrupt Practices Act. In conformity with the United States Foreign Corrupt Practices Act and with Wherify's established corporate policies regarding foreign business practices, Company and its employees and agents shall not directly or indirectly make and offer, payment, promise to pay, or authorize payment, or offer a gift, promise to give, or authorize the giving of anything of value for the purpose of influencing an act or decision of an official of any government within the Territory or the United States Government (including a decision not to act) or inducing such a person to use his influence to affect any such governmental act or decision in order to assist in obtaining, retaining or directing any such business.

            7.4 Currency Control. Company represents and warrants that no currency control laws applicable in the Territory prevent the payment to Wherify of any sums due under this Agreement in United States dollars. In the event that any such laws come into effect and the local government of the Territory does not permit that payment be made in United States Dollars, Company will notify Wherify immediately, and if so instructed by Wherify, deposit all monies due Wherify to the account of Wherify in a local bank of Wherify's choice in the Territory. Wherify has the right to suspend performance, and terminate this Agreement, in the event any currency control law prevents payment to Wherify in a manner that is acceptable to Wherify.

      8. WARRANTY

            8.1 Warranty. Subject to the terms and conditions hereof, Wherify hereby warrants to Company that the Product, for a period of 90 days after the date of shipment by Wherify to Company hereunder ("Warranty Period"), (a) will be free from defects in materials and workmanship and (b) will substantially conform to the applicable Specification for such Product.

            8.2 Exclusions. The warranties set forth in Section 8.1 specifically exclude and do not apply to damage or defects (a) caused through no fault of Wherify during shipment to or from Company, (b) caused by the use or operation of Products in an application or environment other than that specified by Wherify, (c) caused by third party materials and components not supplied by Wherify hereunder; (d) caused by modifications or alterations made to the Product by anyone other than Wherify or its authorized agents; (e) caused by maintenance performed on the Product by anyone other than Wherify or its authorized agents, (f) that resulted from the Product, or any portion thereof, being, improperly stored or subjected to unusual physical or electrical stress; or (g) for which Company did not obtain a RMA number (defined below) and return the Product in accordance with Section 8.3 during the Warranty Period.

            8.3 Return Procedures. Company shall return Products with defects covered by the warranties of Section 8.1, or properly rejected in accordance with Section 4.5, to the address provided by Wherify from time to time, but in each case only in accordance with this Section 8.3. Company shall request, in writing or by facsimile, authorization from Wherify prior to such return. Upon receipt of such request, Wherify shall provide Company with a RMA number to be prominently displayed on the shipping container for the defective Product. Once Wherify authorizes the return of any defective Product, Company shall ship such Product to Wherify within 10 days after issuance of the RMA number, freight prepaid and properly insured, pursuant to the shipping and other requirements specified by Wherify in its RMA. Such shipment shall be DDP (Incoterms 2000) Wherify's return address, and the Company shall bear risk of loss during shipment. Wherify shall, at its sole option and expense, repair, replace, or provide a credit for defective Product, employing at its option, new or used parts to make such repair or replacement, and shall ship the repaired or replaced Product to Company, freight prepaid Ex Works (Incoterms 2000) Wherify's shipping location. Any repaired or replaced Product shall be warranted under
Section 8.1 for the greater of 30 days or the period remaining under the original Warranty Period at the time the defective product was shipped to Wherify. In the event that Wherify's analysis does not confirm the Product to be defective or to have been properly rejected under Section 4.5, the Company shall provide Wherify with written instructions regarding the desired disposition of such Product within 10 days after Wherify's request, which disposition shall be at the Company's sole cost. Payment of such costs shall be subject to the terms applicable to other payments to Wherify under Section 3.6. Wherify shall be entitled to dispose of such Products in any manner without liability to the Company if the Company has not provided such instructions or, if required by Wherify, has not pre-paid such costs, within such 10 day period.

            8.4 SOLE REMEDY. THE FOREGOING STATES THE SOLE LIABILITY AND OBLIGATION OF WHERIFY AND THE SOLE REMEDY OF COMPANY ARISING OUT OF A BREACH OF THE WARRANTIES GIVEN IN THIS AGREEMENT. THE FOREGOING LIMITED WARRANTY IS MADE BY WHERIFY TO COMPANY FOR COMPANY'S SOLE BENEFIT AND SHALL NOT BE DEEMED TO APPLY TO ANY DISTRIBUTOR OR CUSTOMER OR OTHER THIRD PARTY WHO ACQUIRES ANY PRODUCT, OR PORTION THEREOF, PURSUANT TO THIS AGREEMENT.

            8.5 Warranty by Company. Company warrants that (a) it is not relying on Wherify's guidance, assistance or business expertise to successfully perform its obligations hereunder; (b) the signing and performance of this Agreement do not violate or conflict with any agreement between Company or its affiliates and any third party; (c) it will keep Wherify informed as to any problems encountered with the Products; and (d) Company has the power and authority to enter into this Agreement and perform its obligations under this Agreement.

            8.6 WARRANTY DISCLAIMER. EXCEPT FOR THE LIMITED PRODUCT WARRANTIES SET FORTH IN THIS SECTION, WHERIFY MAKES NO REPRESENTATIONS OR WARRANTIES TO ANY PERSON OR ENTITY WITH RESPECT TO THIS AGREEMENT OR THE WHERIFY PRODUCTS, HARDWARE, SOFTWARE, SERVICES AND ANY OTHER MATERIALS PROVIDED OR SERVICES PERFORMED, AS THE CASE MAY BE, BY WHERIFY UNDER THIS AGREEMENT. WHERIFY HEREBY EXPRESSLY DISCLAIMS ALL OTHER WARRANTIES, WHETHER EXPRESS, IMPLIED STATUTORY OR OTHERWISE, INCLUDING, WITHOUT LIMITATION, ANY WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT, ACCURACY OR SATISFACTORY QUALITY.

            8.7 Company Warranty Limitations. Except to the extent required by applicable law, Company shall not, and shall ensure that each of its Distributors shall not, pass on to customers a warranty of greater scope or protection than the warranty (including the limited remedy, exclusions, and limitation of liability) set forth in this Section 8 and Section 9 below. Company shall indemnify, defend and hold Wherify harmless from any claim or liability arising out of or relating to breach of the foregoing provisions of this Section 8.7 or representations or warranties which exceed Wherify's express warranties set forth in this Section 8.

      9. LIMITATION OF LIABILITY

            9.1 NO CONSEQUENTIAL DAMAGES. NOTWITHSTANDING ANY OTHER PROVISION HEREIN TO THE CONTRARY, WHERIFY SHALL IN NO EVENT BE LIABLE FOR ANY LOST PROFITS OR REVENUE, COSTS OF PROCUREMENT OF SUBSTITUTE GOODS OR SERVICES, OR FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, EXEMPLARY, OR CONSEQUENTIAL DAMAGES ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, HOWEVER CAUSED, AND UNDER WHATEVER CAUSE OF ACTION OR THEORY OF LIABILITY BROUGHT (INCLUDING, WITHOUT LIMITATION, UNDER ANY CONTRACT, NEGLIGENCE OR OTHER TORT THEORY OF LIABILITY) EVEN IF WHERIFY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

            9.2 TOTAL LIABILITY. WHERIFY'S TOTAL AGGREGATE LIABILITY UNDER THIS AGREEMENT SHALL NOT EXCEED THE AVERAGE ANNUAL AMOUNTS PAID BY COMPANY TO WHERIFY DURING THE TERM OF THIS AGREEMENT.

      10. RIGHTS PROTECTION AND TRADEMARKS

            10.1 Rights Protection. Company shall promptly notify Wherify of any infringement or misappropriation of any patents, copyrights, trade secrets, trademarks, or other intellectual property or proprietary rights of Wherify or its suppliers of which the Company has actual knowledge. Company shall not use, directly or indirectly, in whole or in part, Wherify's name or any other trade name, trademark, or logo that is owned or used by Wherify, except as set forth in this Section 10 below. The Company shall conduct business in a manner that reflects favorably at all times on the products, goodwill, and reputation of Wherify and shall not engage in any deceptive, misleading, illegal, unfair, or unethical practices that are or may be detrimental to Wherify, the Products or services of Wherify, or the Wherify Trademarks.

            10.2 Trademark License. Subject to the terms and conditions of this Agreement, Wherify hereby grants to Company, and Company hereby accepts, a non-exclusive and non-transferable (except as otherwise provided in Section 12.6) right and license (with no right to grant or authorize sublicenses) to use the Wherify Trademarks for the marketing and distribution of Products in the Territory in accordance with this Agreement and Wherify's then current trademark usage guidelines, as such guidelines are provided and updated by Wherify from time to time. Notwithstanding the foregoing, the Wherify Trademarks shall not be used except to the extent that the Company has obtained Wherify's prior written consent to the particular use, including to the nature and content of the materials on which they are being used, to the use of such materials, and to the representations of the Wherify Trademarks being used. Accordingly, the Company shall provide Wherify with copies of all materials on which the Wherify Trademarks are proposed to be used for review and approval by Wherify prior to use. Without limiting the foregoing, absent Wherify's prior written consent to the contrary, if any Wherify Trademark is to be used in conjunction with another trademark or logo, such as those of the Company, then the Wherify Trademark shall be presented equally legibly and equally prominently, but nevertheless separated from the other so that each appears to be a mark in its own right, distinct from the other mark. All representations of the Wherify Trademarks shall be identical to the representations used by Wherify, including in color and detail, absent Wherify's prior written consent to a change. All use and goodwill associated with the Wherify Trademark shall inure exclusively to the benefit of Wherify. Upon notice from Wherify of its objection to any improper or unauthorized use of a Wherify Trademark, Company shall correct or discontinue such usage, as the case may be. Company shall indemnify and hold Wherify harmless from and against any and all liability, charges and/or costs, including attorneys' fees and costs, of defending against claims arising from improper or unauthorized use.

            10.3 Display. All packaging, labels, marketing and promotional materials, ads, and the like of the Company for Products shall display the Wherify Trademarks in a manner approved by Wherify in writing. No Product, or such materials or labels, shall display the trademarks, trade names, or logos of any other party, other than Company, except to the extent approved by Wherify in writing. Additionally, the Company agrees that it will display on its web site, for each jurisdiction in the Territory, a description and promotion of the Products that is reasonably acceptable to Wherify.

            10.4 Trademark Registration. Wherify shall retain the exclusive right to apply for and obtain registration of the Wherify Trademarks, and similar trademarks, trade names, and logos, in all jurisdictions of the world. Company agrees not to obtain or attempt to obtain by any manner whatsoever any right, title or interest in or to any of the Wherify Trademarks or any mark, name, or logo confusingly similar thereto or to assist or authorize any third party in doing the same. In consideration of doing business with Wherify under this Agreement, Company shall, and hereby does, assign to Wherify any and all proprietary interests it may obtain under the laws of any jurisdiction in the Territory in the Wherify Trademarks, or any confusingly similar name, marks or logos, or the Products, due to use of such names, marks or logos in the Territory.

            10.5 Recordation. In those countries where it is necessary or desirable to record a trademark license or registered user agreement, the Company will record a separate trademark license or agreement documenting the license from Wherify to the Company for the Wherify Trademarks. The Company shall cooperate in the preparation and execution of such documents. Upon termination of the trademark license set forth in this Article 10, the Company shall cooperate in the cancellation of any trademark licenses and agreements recorded or entered into in applicable countries. The Company shall be responsible for proper filing of documents with government authorities within the Territory in accordance with the foregoing and shall pay the costs or fees associated with such filings.

            10.6 Proprietary Markings. The Company shall not remove or obscure any trademark, trade name, copyright notice, patent marking or other proprietary notice from any Product or materials provided to it in connection with this Agreement without Wherify's prior written consent. Additionally, the Company shall apply all copyright, patent, trade secret, confidentiality and other intellectual property and proprietary rights notices requested by Wherify in a manner sufficient to establish and preserve all of Wherify's rights and remedies under applicable law.

            10.7 Unsolicited Ideas. Wherify does not wish to receive recommendations or suggestions regarding Wherify's services or the Products that Wherify is not free to exploit. Accordingly, except to the extent otherwise agreed by Wherify in advance in writing, the Company hereby grants to Wherify a worldwide, fully paid, royalty free, perpetual, irrevocable, non-exclusive right and license, with the right to grant and authorize sublicenses, to incorporate any recommendations, ideas and improvements that the Company or any officer, director, employee or other agent thereof suggests or provides to Wherify concerning the Products or associated services into any products and services, and to make, have made, use, sell, offer to sell, import, reproduce, transmit, publicly display, publicly perform, distribute, and disclose such products and services, and the disclosed subject matter, for any purpose whatsoever without compensation or liability to the Company.

      11. TERM AND TERMINATION; DISPUTE RESOLUTION

            11.1 Term. Unless earlier terminated pursuant to Sections 11.2 or
12.5 below, this Agreement shall enter into full force and effect on the Effective Date and continue for a period of [ ] years thereafter ("Initial Term"). Upon the expiration of the Initial Term, this Agreement shall renew for separate but successive one year terms (each a "Renewal Term", the Initial Term, together with each Renewal Term referred to as the "Term") upon mutual agreement of the parties.

            11.2 Termination. This Agreement may be terminated by either party
(a) for any reason or no reason upon six months written notice to the other party, (b) if the other party defaults in any payment to the terminating party and such default continues without a cure for a period of 15 days after the delivery of written notice thereof by the terminating party to the other party,
(c) if the other party material breaches this Agreement and such default continues unremedied for a period of 30 days after the delivery of written notice thereof by the terminating party to the other party, or (d) pursuant to
Section 12.5.

            11.3 Effect of Expiration or Termination. Expiration or termination of this Agreement under any of the foregoing provisions shall not affect the amounts due under this Agreement by either party that exist as of the date of expiration or termination. Neither Party shall be liable to the other because of any termination or expiration of this Agreement, whether for compensation, reimbursement, damages, on account of the loss of prospective profits or revenues or anticipated sales or on account of expenditures, investments, leases, inventory or commitments in connection with the business or goodwill of either party, or otherwise. Termination of this Agreement shall not limit a party's remedies for breach by the other party.

            11.4 Purchase Orders; No Waiver. The Company shall be obligated to accept deliveries of Products for which purchase orders were accepted by Wherify, whether prior to or after the effective date of termination, and such other Products as Company was required to purchase under this Agreement prior to termination or expiration. After any notice of termination has been delivered by either party hereunder, deliveries of Product from Wherify to the Company, unless otherwise agreed by Wherify in its sole discretion, shall require prepayment by wire transfer by the Company to Wherify or payment by letter of credit pursuant to Section 3.7 above, as selected by Wherify. The acceptance of any purchase order from or the sale or license of any Product to the Company after the termination or expiration of this Agreement shall not be construed as a renewal or extension of this Agreement nor as a waiver of termination of this Agreement. Wherify shall not be required to ship any Product to the Company after any termination of this Agreement. Additionally, the Company and its Sub-Distributors shall not sell any Product more than six months after any termination or expiration of this Agreement.

            11.5 Surviving Provisions. Sections 1, 5, 8 (but only to the extent of any warranty term), 9, 10.7, 11 and 12 shall survive the termination or expiration of this Agreement.

            11.6 Disputes Resolution; Waiver of Jury Trial.

                  (a) Except as otherwise provided in this Agreement, the following binding dispute resolution procedures shall be the exclusive means used by the parties to resolve all disputes, differences, controversies and claims arising out of or relating to the Agreement or any other aspect of the relationship between Wherify and Company or their respective affiliates and subsidiaries (collectively, "Disputes"), excluding in Wherify's discretion those concerning the patents or other intellectual property rights of Wherify. Either party may, by written notice to the other party, refer any Disputes for resolution in the manner set forth below.

                  (b) Any Disputes shall be referred to arbitration under the Comprehensive Arbitration Rules & Procedures of JAMS (the "Arbitration Administrator"), as such rules shall be in effect on the date of delivery of a demand for arbitration ("Demand"), except to the extent that such rules are inconsistent with this Section 11.7, in which case this Section shall govern.

                  (c) The parties shall agree on a single arbitrator (the "Arbitrator"). The Arbitrator shall be a retired judge selected by the parties from a roster of arbitrators provided by the Arbitration Administrator. If the parties cannot agree on an Arbitrator within seven days of delivery of the Demand (or such other time period as the parties may agree), the Arbitration Administrator shall select the Arbitrator.

                  (d) Unless otherwise mutually agreed to by the parties, the place of arbitration shall be in San Mateo County, California or San Francisco, California, although the Arbitrator may be selected from any roster in the San Francisco Bay Area.

                  (e) The Federal Arbitration Act shall govern the arbitrability of all Disputes. Only to the extent that the Federal Arbitration Act is inapplicable, however, California law shall govern the procedures for arbitration, and only then to the extent not inconsistent with the terms of this
Section 11.7. Disputes between the parties shall be subject to arbitration notwithstanding that a party to this Agreement is also a party to a pending court action or special proceeding with a third party, arising out of the same transaction or series of related transactions and there is a possibility of conflicting rulings on a common issue of law or fact.

                  (f) The Arbitrator shall determine what discovery will be permitted and shall permit such discovery as he or she deems necessary to achieve an equitable resolution of the dispute. The proceedings and all pleadings, filings, written evidence, decisions and other relevant documents shall be in English. Any written evidence in a language other than English shall be submitted with an English translation.

                  (g) The award shall be accompanied by a written opinion setting forth the findings of fact, conclusions of law and reasoning relied upon by the Arbitrator in reaching his or her decision. The Arbitrator shall have authority to award compensatory damages only, and shall not award any punitive, exemplary, incidental, consequential, or multiple damages. The award (subject to clarification or correction by the arbitrator as allowed by statute and/or the applicable Rules of the Arbitration Administrator) and decision shall be final and binding upon the parties, subject solely to the review procedures provided in this Section 11.7.

                  (h) Either party may seek review of the award pursuant to the following procedure. Either party may seek arbitral review of the award pursuant to the JAMS Optional Arbitration Appeal Procedure then in force. Arbitral review may be had as to any element of the award as allowed by such Procedures.

                  (i) This Agreement's arbitration provisions are to be performed in San Mateo County, California or San Francisco, California. Any judicial proceeding arising out of or relating to this Agreement or the relationship of the parties, including without limitation any proceeding to enforce this paragraph 11.7, to review or confirm the award in arbitration, or for preliminary injunctive relief as to any Excluded Claim, shall be brought exclusively in a court of competent jurisdiction in San Mateo County, California or San Francisco, California (the "Enforcing Court"). Any judgment of the Enforcing Court may be enforced by any sister court of competent jurisdiction. By execution and delivery of this Agreement, each party (i) accepts, generally and unconditionally, the exclusive jurisdiction of the Enforcing Court and any related appellate court, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement, their relationship, or any arbitration relating thereto, (ii) irrevocably waives any objection it may now or hereafter have as to the venue of any such suit, action or proceeding brought in such a court or that such court is an inconvenient forum, and (iii) waives personal service of process and consents to service of process upon it by certified or registered mail, return receipt requested, at its address specified or determined in accordance with Section 12.7 hereof, and service so made shall be deemed completed on the third business day after such service is deposited in the mail. Nothing in this Section 11.7 shall affect the right of any party hereto to serve process in any other manner permitted by applicable law.

                  (j) Each party shall pay their own expenses in connection with the resolution of Disputes pursuant to this Section 11.7, including attorneys' fees. Notwithstanding the foregoing, the fees and expenses of the Arbitrator and Arbitration Administrator shall be borne equally by Company and Wherify unless the Arbitrator considers a different allocation would be fair, appropriate and equitable under the circumstances.

                  (k) Nothing in this Section 11.7 shall prevent either party from seeking preliminary injunctive relief or a temporary restraining order in the Enforcing Court or in any Court of competent jurisdiction in the location in which the breaching party conducts its business, without first pursuing such relief in arbitration.

                  (l) Notwithstanding anything contained in this Section 11.7 to the contrary, in the event of any Dispute, prior to referring such Dispute to arbitration pursuant to Section 11.7(b) hereof, Company and Wherify shall attempt in good faith to resolve any and all controversies or claims relating to such Disputes promptly by negotiation commencing within 10 calendar days of the written notice of such Disputes by either party, including referring such matter to Company's then-current President and Wherify's then current executive in charge of manufacturing operations in the region in which the primary activities of this Agreement are performed by Wherify. The representatives of the parties shall meet at a mutually acceptable time and place and thereafter as often as they reasonably deem necessary to exchange relevant information and to attempt to resolve the Dispute for a period of four weeks. In the event that the parties are unable to resolve such Dispute pursuant to this Section 11.7(l), each party shall have the right to submit the dispute to arbitration as otherwise described in this Section 11.7.

                  (m) The parties agree that the existence, conduct and content of any arbitration pursuant to this Section 11.7 shall be kept confidential and no party shall disclose to any person any information about such arbitration, except as may be required by law or by any governmental authority or for financial reporting purposes in each party's financial statements, except the existence, progress, and results may be disclosed to the same extent as the Agreement may be disclosed under Section 5.3(b).

                  (n) IN THE EVENT OF ANY DISPUTE BETWEEN THE PARTIES, WHETHER IT RESULTS IN PROCEEDINGS IN ANY COURT IN ANY JURISDICTION OR IN ARBITRATION, THE PARTIES HEREBY KNOWINGLY AND VOLUNTARILY, AND HAVING HAD AN OPPORTUNITY TO CONSULT WITH COUNSEL, WAIVE ALL RIGHTS TO TRIAL BY JURY, AND AGREE THAT ANY AND ALL MATTERS SHALL BE DECIDED BY A JUDGE OR ARBITRATOR WITHOUT A JURY TO THE FULLEST EXTENT PERMISSIBLE UNDER APPLICABLE LAW.

      12. MISCELLANEOUS

            12.1 Entire Agreement; Severability. This Agreement, and all Exhibits and other attachments hereto and thereto, constitutes the entire agreement between the Parties with respect to the transactions contemplated hereby and supersedes all prior and contemporaneous agreements and understandings between the parties relating to such transactions. If the scope of any of the provisions of this Agreement is too broad in any respect whatsoever to permit enforcement to its full extent, then such provisions shall be enforced to the maximum extent permitted by law, and the parties hereto consent and agree that such scope may be judicially modified accordingly and that the whole of such provisions of this Agreement shall not thereby fail, but that the scope of such provisions shall be curtailed only to the extent necessary to conform to law and only to the extent such revision is not contrary to the original intent of the parties.

            12.2 Amendments; Waiver. This Agreement may be amended only by written consent of both parties. The failure by either party to enforce any provision of this Agreement will not constitute a waiver of future enforcement of that or any other provision. Neither party will be deemed to have waived any rights or remedies hereunder unless such waiver is in writing and signed by a duly authorized representative of the party against which such waiver is asserted.

            12.3 Independent Contractor. Neither party shall, for any purpose, be deemed to be an agent of the other party and the relationship between the parties shall only be that of independent contractors. Neither party shall have any right or authority to assume or create any obligations or to make any representations or warranties on behalf of any other party, whether express or implied, or to bind the other party in any respect whatsoever.

            12.4 Expenses. In the event a dispute between the parties hereunder with respect to this Agreement must be resolved by litigation or a party must engage an attorney to enforce its right hereunder, the prevailing party shall be entitled to receive reimbursement for all associated reasonable costs and expenses (including, without limitation, reasonable attorneys fees) from the other party.

            12.5 Force Majeure. In the event that either party is prevented from performing or is unable to perform any of its obligations under this Agreement due to any act of God, fire, casualty, flood, earthquake, war, strike, lockout, epidemic, destruction of production facilities, riot, insurrection, Materials unavailability, failure of supply, power disruption, or any other cause beyond the reasonable control of the party invoking this section (collectively, a "Force Majeure"), such party shall give prompt written notice to the other party. If the non-performing party has used and continues to use its commercially reasonable efforts to mitigate the effects of the Force Majeure, the non-performing party's performance shall be excused, and the time for the performance shall be extended for the period of delay or inability to perform b to such occurrences. Regardless of the excuse of Force Majeure, if such party is not able to perform within 180 days after such event, the other party may terminate the Agreement.

            12.6 Successors, Assignment. Neither party shall have the right to assign or otherwise transfer its rights or obligations under this Agreement (whether by reorganization, reverse triangular merger, by operation of law or otherwise) except with the prior written consent of the other party, not to be unreasonably withheld or delayed, provided that Wherify shall be entitled to assign this Agreement to any successor in interest of all of substantially all of Wherify's assets or stock or similar ownership interest entitled to elect its board of directors or other governing body. Any attempted assignment in violation of the foregoing shall be null and void and of no effect. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns and legal representatives.

            12.7 Notices. All notices required or permitted under this Agreement will be in writing and will be deemed received (a) when delivered personally;
(b) when sent by confirmed facsimile; (c) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (d) one day after deposit with a commercial overnight carrier. All communications will be sent to the addresses set forth above or to such other address as may be designated by a party by giving written notice to the other party pursuant to this section.

            12.8 Even-Handed Construction. The terms and conditions as set forth in this Agreement have been arrived at after mutual negotiation, and it is the intention of the parties that its terms and conditions not be construed against any party merely because it was prepared by one of the parties.

            12.9 Controlling Language. This Agreement is in English only, which language shall be controlling in all respects. All documents exchanged under this Agreement shall be in English.

            12.10 Controlling Law. This Agreement shall be governed and construed in all respects in accordance with the laws of the State of California, without regard to its conflicts of laws provision. Each party hereby expressly waives the application of the United Nations Convention on the International Sale of Goods to this Agreement and the transactions contemplated hereunder.

            12.11 Counterparts; Facsimile Signatures. This Agreement may be executed in counterparts, each of which, when taken together shall one and the same instrument. Signature pages exchanged via facsimile shall be deemed to be originals for purposes of execution of this Agreement.

      IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

AMERICAN NETWORK COMPUTADORES               WHERIFY WIRELESS, INC.

By:                                     By:
      ------------------------------         -----------------------------------

Name:                                   Name:
      ------------------------------          ----------------------------------

Title:                                  Title:
       -----------------------------           ---------------------------------

Date:                                   Date:
      ------------------------------          ----------------------------------

                                    EXHIBIT 1

                                   Definitions

"Affected Inventory Costs"         shall mean: (i) 110% of the Cost of all
                                   affected Inventory and Special Inventory in Wherify's possession and not returnable to the vendor or reasonably usable for other customers, whether in raw form or work in process, less the salvage value thereof, (ii)
                                   105% of the Cost of all affected Inventory and Special Inventory on order and not cancelable, (iii) any vendor cancellation charges incurred with respect to the affected
                                   Inventory and Special Inventory accepted for cancellation or return by the vendor, and
                                   (iv) expenses incurred by Wherify related to labor and equipment specifically put in place to support the purchase orders and forecasts that are affected by such reschedule or cancellation (as applicable).

"Cost" shall mean the cost represented on the bill of materials supporting the most Prices for Products at the time of cancellation, expiration or termination, as applicable.

"Documentation"                    shall mean all user guides, quick start
                                   guides, data sheets, warranty cards,
                                   brochures, promotional materials,
                                   publications, photographs, other marketing and technical documents, and any other documents that Wherify makes available to the Company.

"Economic Order Inventory"         shall mean Materials purchased in quantities,
                                   above the required amount for purchase
                                   orders, in order to achieve price targets for such Materials.

"Force Majeure"                    shall have the meaning set forth in Section
                                   12.5.

"Inventory"                        shall mean any Materials that are used to
                                   manufacture Products that are ordered
                                   pursuant to a purchase order from Company.

"Lead Time(s)"                     shall mean the Materials Procurement Lead
                                   Time plus the manufacturing cycle time
                                   required from the delivery of the Materials at Wherify's facility to the completion of the manufacture, assembly and test processes.

"Long Lead Time Materials"         shall mean Materials with Lead Times
                                   exceeding the period covered by the accepted purchase orders for the Products.

"Materials"                        shall mean labor, components, materials and
                                   supplies that are used in the manufacturing, testing, packaging, and distribution of
                                   Products.

"Materials Procurement Lead Time"  shall mean with respect to any particular item of Materials, the longer of (a) lead time to obtain such Materials as recorded on Wherify's MRP system or (b) the actual lead time, if a supplier has increased the lead time but Wherify has not yet updated its MRP system.

"Minimum Order Inventory"          shall mean Materials purchased in excess of
                                   requirements for purchase orders because of minimum lot sizes available from the supplier.

"Packaging"                        shall mean those portions of the external and
                                   internal packaging which include text, logos or expressions which are required to be translated into the local language(s) of the Territory, or otherwise localized, to market, promote, and distribute the Products in the Territory.

"Products"                         shall have the meaning set forth in the
                                   preamble hereto.

"Special Inventory"                shall mean any Long Lead Time Materials
                                   and/or Minimum Order Inventory and/or
                                   Economic Order Inventory.

"Specifications"                   shall mean the Product specifications set
                                   forth in Appendix A.

"Sub-Distributor"                  shall mean a third party sub-distributor
                                   appointed by Company in accordance with
                                   Section 2.4 to distribute and sell Products directly to customers in the Territory.

"Substantially Similar Products"   shall mean (i) goods of a third party that
                                   compete with, or otherwise provide substitute functionality for, the Products, including without limitation other cellular phones and locating devices that are used with any location service, other than the location services provided by Wherify; and (ii) all services that provide substitute functionality for, or otherwise compete with, location services made available by Wherify.

"Wherify Trademarks"               shall mean the trademarks, trade names, and
                                   logos of Wherify set forth in Appendix C.